EXHIBIT A

                         NON-NEGOTIABLE PROMISSORY NOTE

$        100,000.00                                      Date:   April 17, 2000
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         FOR VALUE RECEIVED, the undersigned Homework9l1.com, Inc., a corporation organized and existing under the laws of the State of Delaware ("Maker"), hereby promises to pay Don Rose, of 5 Groton Drive, Port Jefferson Station, NY 11776 ("Payee") the principal sum of one hundred thousand dollars ($100,000), together with simple interest on the unpaid balance of such principal from the date hereof until this obligation shall be paid in full in accordance with the following:

1. The principal sum shall be payable in the following increments - on demand the sum of $34,000, on demand but no earlier than the first anniversary date of this Note the sum of $33,000, and paid in full, to the extent not otherwise previously paid, on the second anniversary date of this Note.

2. Simple interest on the unpaid principal balance hereof shall be payable in arrears on each payment date at a rate per annum of eight percent (8%) until the principal amount and all interest shall have been paid in full.

3. Payments of principal and interest shall be made in lawful money of the United States of America at the office of the Maker, or at such other place as the Payee shall designate to Maker in writing.

4. All payments shall first be applied to the payment of accrued and unpaid interest on this Note and shall thereafter be applied to the payment of the principal of this Note.

5. Maker may, at its option, at any time and from time to time, prepay all or any part of this Note together with all unpaid interest on this Note accrued to the date of prepayment, without penalty. Prepayments of this Note shall first be applied to any unpaid but accrued interest and then to the unpaid principal balance of this Note, unless otherwise agreed in writing by the parties hereto.

6. This Note is subject to the claims of Maker against Payee, and Maker hereby reserves the right, at any time and from time to time, to set off against its obligations hereunder, any amounts to which Maker may be entitled in accordance with the provisions of that certain Stock Purchase Agreement between the parties dated April 17, 2000, including, without limitation, any claims under such




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         Agreement with respect to Payee's indemnification obligations. This
         Note shall not be negotiated, assigned or otherwise transferred by Payee (except as to his immediate family and/or estate).

7. The laws of the State of New York, without giving effect to its conflict of laws provision, shall govern all questions concerning the
         construction,   validity  and  interpretation  of  this  Note  and  the
         performance of the obligations hereunder.

8. The terms and conditions of this Note constitute the entire agreement between Maker and Payee with respect to the subject matter hereof and supersede any prior representations, agreements or understandings by or between Maker and Payee, whether written or oral. There are no representations, warranties, agreements or understandings between Maker and Payee of any kind whatsoever, except as expressly set forth herein, with regard to the subject matter herein. No amendment or modification of this Note or waiver of the terms or conditions hereof shall be binding upon Maker or Payee, unless approved in writing by such party.

IN WITNESS WHEREOF, Maker has caused this Note to be executed in its behalf by a duly authorized officer as of the day and year first set forth above.

No.  HW 2000-1
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ATTEST:                                                HOMEWORK911.COM, INC.


/S/ Lois Shapiro                                     By: /s/ Philip Friedman
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Lois Shapiro, Notary Public                          Print Name & Title:
                                                     Philip Friedman, CEO
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